RET Equity

Advisory Fee Waiver

through 04/29/14

March 1, 2012

Mr. Mark E. Swanson

Treasurer

Russell Exchange Traded Funds Trust

1301 2nd Ave.

Seattle, WA 98101

RE:	Russell Exchange Traded Funds Trust – Russell Equity ETF (the “Fund”)

Dear Mr. Swanson:

Russell Investment Management Company (“RIMCo”), as adviser of the Fund, agrees to waive, until April 29, 2014, up to the full amount of its 0.35% management fee to the extent that the Total Annual Fund Operating Expenses, excluding extraordinary expenses, exceed 0.51% of the average daily net assets of the Fund on an annual basis.

This agreement (1) supersedes any prior waiver or reimbursement arrangements, (2) may not be terminated during the relevant period except at the Board’s discretion and (3) may, at RIMCo’s option, continue after April 29, 2014, but may be revised or eliminated at any time thereafter without notice.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL INVESTMENT

    MANAGEMENT COMPANY

By:	/s/ Peter Gunning
Peter Gunning
President and Chief Executive Officer

Accepted and Agreed: March 1, 2012

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer and Chief Accounting Officer